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                                                                     EXHIBIT 8.1



                         [KIRKLAND & ELLIS LETTERHEAD]



                                 APRIL 29, 1998



Huntway Managing Partner, L.P.


Huntway Holdings, L.P.


Board of Directors of Huntway Refining Company


25129 The Old Road, Suite 322


Newhall, California 91381



Gentlemen:



     In connection with the proposed conversion of Huntway Partners, L.P., a Delaware limited partnership (the "Partnership") to corporate form (the "Conversion"), to be effective by a merger (the "Merger") of the Partnership into Huntway Refining Company, a newly-formed Delaware corporation that is a wholly owned subsidiary of the Partnership (the "Corporation"), you have requested our opinion concerning all the material federal income tax consequences of general application of (i) the Conversion to the Partnership, the Unitholders, and the Corporation and (ii) the ownership of Common Stock following the Conversion to the holders of such shares of Common Stock. We have examined Registration Statement No. 333-45093 of the Corporation on Form S-4, as amended by Pre-Effective Amendment No. 1 and No. 2 thereto (the "Registration Statement"), and such other documents and such legal authorities as we have deemed relevant for purposes of expressing such an opinion. Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Registration Statement.



     Subject to the limitations, qualifications, assumptions and caveats set forth in the description contained in the Registration Statement under the heading "Federal Income Tax Considerations" (the "Tax Discussion"), we confirm that the Tax Discussion sets out our opinion of all the material federal income tax consequences of general application of (i) the Conversion to the Partnership, the Unitholders, and the Corporation and (ii) the ownership of Common Stock following the Conversion to the holders of shares of such Common Stock; provided that we express no opinion as to the truth or accuracy of any factual statements contained in the Tax Discussion (including without limitation the statement on page 18 that the tax basis of the Partnership in its assets exceeded the amount of the Partnership's liabilities as of December 31, 1997 and the statement on page 19 regarding the aggregate amount of the Partnership's liabilities allocated to the Unitholders).



     Our opinion may not be relied upon except with respect to the consequences specifically discussed in the Tax Discussion. In particular, no opinion is expressed as to any transaction other than the Conversion as described in the Registration Statement or as to the Conversion if it is not consummated in the manner described therein. By rendering our opinion, we undertake no responsibility to advise you of any developments after the date of our opinion in the application or interpretation of the federal income tax laws.



     Our opinion has been delivered to you in connection with your consideration of the Conversion and for the purpose of inclusion as an Exhibit to the Registration Statement. Our opinion may not be distributed or otherwise made available to any other person or entity without our prior written consent. However, we consent to the reference to our opinion under the headings "Federal Income Tax Considerations" and "Legal Matters" in the Registration Statement.



                                          Very truly yours,



                                          /s/ Kirkland & Ellis



                                          KIRKLAND & ELLIS